                                                                      Exhibit 11
                                   MEDITRUST
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                   (000 omitted except for per share amounts)


                                                        Quarter ended                Six months ended
                                                           June 30,                        June 30,
                                                     ------------------              -----------------
                                                     1995          1994              1995         1994
                                                     ----          ----              ----         ----
Primary

Weighted average shares                              49,194       34,192            44,917       33,817
Dilutive effect of:
  Stock options                                         203          107               145          105
  Warrants                                              N/A           34               N/A           42
                                                    -------      -------           --------     -------
Weighted average number of shares and
  equivalent shares outstanding                      49,397       34,333            45,062       33,964
                                                    =======      =======           =======      =======

Net income                                           30,929      $19,008           $55,112      $36,713
                                                    =======      =======           =======      =======

Net income per share (A)                               $.63         $.55             $1.22        $1.08
                                                       ====         ====             =====        =====

(A) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.


Fully Diluted


Weighted average number of shares used
  in primary calculation                             49,397       34,333            45,062       33,964
Dilutive effect of:
  Stock options                                          21
Assumed conversion of debentures                      6,542        7,673            13,216        7,165
                                                    -------      -------           -------      -------
Fully diluted weighted average shares
  and equivalent shares outstanding                  55,960       42,006            58,278       41,129
                                                    -------      =======           =======      =======

Net income                                          $30,929      $19,008           $55,112      $36,713
Interest and debt amortization on assumed
   conversion of debentures                           4,824        5,056             9,296        9,315
                                                    --------     -------           -------      -------

Adjusted net income for fully diluted calculation   $35,753      $24,064           $64,408      $46,028
                                                    =======      =======           =======      =======
Net income per share (B)                               $.64         $.57             $1.25        $1.12
                                                       ====         ====             =====        =====


(B) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion
      No 15 because it produces anti-dilutive results.




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